Exhibit 10.P.6

FINANCIAL INNOVATORS
March 20, 2007
THE FINOVA GROUP INC. 8320 N Hayden Road, Suite C112 SCOTTSDALE, AZ 85258

INTERNET www.finova.com

Dear Richard Ross,

This letter restates your 2007 salary, bonus opportunity and severance benefits.

Salary

Effective March 1, 2007 your salary was increased to $231,000 annually.

2006 Bonus Awards

Your 2006 bonus opportunities ranged from 0% to 200% of your base salary and you have been awarded $300,000 in bonus, which is 71.4% of your maximum bonus opportunity. Although the Bonus Plan is discretionary in nature, your personal performance and the company’s overall results factored into determining this award. For 2007, you are eligible to receive a bonus in the range of 0% to 200% of your base salary.

Base Severance

1)	Base severance - in the event you are involuntarily terminated for reasons other than cause or performance, you will be eligible to receive severance pay in a lump sum, less applicable taxes, equal to 4 weeks for each full year of service prorated for partial years with a minimum of 52 weeks and a maximum of 78 weeks of base salary. As of this writing, your base severance is equal to 52.00 weeks.

Additional Severance

2)	In recognition of your contribution during 2003, in addition to the base severance pay detailed in (1) above, you were given another 12.70 weeks of severance.

3)	In recognition of your contribution during 2004, in addition to the base severance pay detailed in (1) and the additional severance detailed in (2) above, you have been awarded another 16.25 weeks of severance.

4)	In recognition of your contribution during 2005, in addition to the base severance pay detailed in (1) and the additional severance detailed in (2) and (3) above, you have been awarded another 15.48 weeks of severance.

5)	In recognition of your contribution during 2006, in addition to the base severance pay detailed in (1) and the additional severance detailed in (2), (3) and (4) above, you have been awarded another 18.57 weeks of severance.

You may have the opportunity to be awarded additional severance weeks for future years. Those awards are discretionary and based upon the criticality of your position and your performance.

The total of your base and additional severance weeks may exceed the 78-week maximum stated in (1) above.

Funding for the payment of severance is secured in the FINOVA Severance Trust.

Since the task of liquidating the portfolio cannot be forecast precisely, it is difficult to predict our staffing needs, but every effort will be made to give you at least 30 days notice of your termination date.

COBRA

The Company will pay COBRA premiums for medical, dental and vision on your behalf for a period of time equal to the number of weeks of your base severance pay (item (1) above), rounded to the next whole month with a minimum of 12 months up to a maximum of 18 months. You must be a participant in the Plans at the time you are terminated and enroll in COBRA by sending the enrollment material to Aetna COBRA Administration to receive this benefit. The additional severance weeks granted to you for 2003, 2004, 2005 and 2006 in items (2), (3), (4) and (5) above will not be eligible for Company paid COBRA premiums nor will any additional weeks granted in the future through that program. As of this writing, you are entitled to 12 months of company paid medical, dental and vision.

Nothing in this letter assures that the Company will maintain a medical insurance program throughout the COBRA eligibility period. FINOVA, or its successor, if any, will use commercially reasonable efforts to obtain continued COBRA or medical insurance coverage for the COBRA participants, but either of them may not be successful in those efforts. If COBRA or medical insurance coverage cannot be obtained, the Trustee will pay from the Trust to the Eligible Employee the amount of the remaining COBRA or medical insurance payments for which the Company would have funded on the participant’s behalf. If the Company or Trust has prepaid those amounts to the insurance carrier, which will be deemed to have satisfied the foregoing obligations, and any refunds of unused premiums shall belong to the Eligible Employee.

Career Continuation Counseling

You will also receive executive career-planning services to help you obtain future employment. Our outplacement vendor at this time is Lee Hecht Harrison. You are entitled to their 12-month program. Additional details about the program benefits will be communicated to you at the time of your severance.

Other Severance Benefits

Financial/Estate Planning

You are eligible for financial/estate planning services for up to 12 months from your termination date. The Company will reimburse you up to $8,000 for the costs incurred by you and/or your spouse in connection with financial counseling. The advice is to be provided by a licensed financial advisor of your choosing. This service includes, but is not restricted to tax preparation.

Exec-U-Care

You are eligible to continue your Exec-U-Care services for 12 months from your termination date. The Exec-U-Care program is used to pay for medical, dental or vision services not covered by the group health plans up to a total of $5,000 each calendar year. Co-payments, deductibles and any out of pocket costs associated with dental and doctor visits are covered benefits under this program. Exclusions and limitations of the program are in the enrollment information you already have.

Executive Physical Exam Benefit

You are eligible to be reimbursed up to $3,200 for one annual physical during the calendar year of your termination and one annual physical during the calendar year following your termination date. The physical can be arranged either through your primary care physician or at a medical facility of your choosing. The physical includes a comprehensive physical exam, associated laboratory work, audiogram, glaucoma screening, resting electrocardiogram, chest x-ray, treadmill stress test and associated laboratory work, as applicable.

To the extent that you are entitled to the Career Counseling Benefits and the Other Benefits set forth above post termination, you may receive the cash equivalent of those benefits in a lump sum, as additional severance.

Resignations and Terminations for Cause or Performance

If you voluntarily resign or are terminated for cause or performance at any time, you are not eligible to receive severance benefits.

Nothing in this letter forms a contract of employment for any specific duration or on any specific terms, and FINOVA retains the right to terminate your employment at any time.

This letter is subject to the terms of applicable policies and the specific plans relating to the matters noted above, such as FINOVA’s Severance Pay Plan, Enhanced Severance

Plans, the Annual Bonus Plans and the Employee Severance and Bonus Trusts, which are incorporated by reference. If those policies or plans conflict with this letter, the terms most beneficial to the employee shall control.

If you have any questions, please feel free to call me at 480-624-4993.

Sincerely,

/s/ Susan DeFelice
Susan DeFelice Vice President – HR & Benefits

Employee Acceptance

In signing below you are agreeing to the terms of this letter. You are also acknowledging your understanding that you are not able to voluntarily terminate employment and still receive any severance payment.

/s/ Richard A. Ross
Richard A. Ross

Date March 20, 2007